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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                 August 15, 1997
                -------------------------------------------------
                (Date of Report; Date of Earliest Event Reported)


                           Raytel Medical Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                                    Delaware
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)


       0-27186                                           94-2787342
------------------------                     ---------------------------------
(Commission File Number)                     (IRS Employer Identification No.)



2755 Campus Drive, Suite 200, San Mateo, CA                  94403
--------------------------------------------------------------------------------
(address of principal executive offices)                   (Zip Code)


                                 (650) 349-0800
              ----------------------------------------------------
              (Registrant's telephone number, including area code)




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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On August 15, 1997, and effective on that date, Raytel Medical Corporation (the "Company") acquired all of the issued and outstanding capital stock of Cardiovascular Ventures, Inc. ("CVI"), a Delaware corporation, pursuant to the terms of the Stock Purchase Agreement dated August 11, 1997, by and among the Company, CVI and the CVI stockholders. In addition, the Company entered into cancellation agreements with those holders of options to acquire common stock and holders of warrants who were not CVI stockholders. CVI manages, owns and operates eight cardiovascular diagnostic facilities in those states, and owns and manages The Heart and Family Health Institute in Port St. Lucie, Florida, which includes cardiac facilities and a physician practice with 18 physicians, including three cardiologists.

The aggregate purchase price was $21,600,000 consisting of cash in the amount of $15,780,000; contingent notes in the aggregate principal amount of $820,000;
and 500,000 shares of common stock of the Company. The purchase price was determined after arms-length negotiations between the Company and CVI. In order to finance the cash component of the purchase price, at the closing the Company borrowed approximately $15,800,000 under its existing credit lines with a group of commercial banks led by Bank of Boston Connecticut, as agent. In addition, the Company borrowed approximately $3,350,000 to repay a portion of the outstanding CVI debt. After the closing, CVI and certain of its partially owned and consolidated ventures will have approximately $14,200,000 of other indebtedness primarily related to the equipment and improvements in its cardiac laboratory ventures. The purchase price is subject to reduction, by means of adjustment of the amount payable under the contingent notes, based upon the cash flow from operations of one of the cardiovascular diagnostic facilities operated by CVI during the twelve months following the acquisition.

Raytel expects to record a non-recurring charge during the fourth quarter of fiscal 1997, in an amount that is estimated will not exceed 1.5 million dollars, principally related to the acquisition, including, but not limited to, the costs of restructuring certain CVI indebtedness. The transaction will be treated as a purchase for accounting purposes.

Immediately prior to the acquisition, there was no material relationship between CVI and the registrant or any of its affiliates, any director or officer of the registrant, or any associate of any such director or officer. David Wertheimer, M.D., Chairman of CVI, became an officer and director of the Company following the closing.

Immediately following the acquisition, CVI will be operated as a separate wholly owned subsidiary of the Company. CVI will continue to conduct its existing businesses following the transaction through its wholly owned subsidiaries, which serve as the corporate general partner in the ventures which own and operate the cardiovascular diagnostic facilities.




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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial statements of business acquired:

                  It is impracticable to provide the audited financial statements of CVI and its consolidated subsidiaries for the periods required at the date of this report. The Company intends to file such financial statements as soon as they become available and in any event not later than November 1, 1997.

         (b)      Pro forma financial information:

                  It is impracticable to provide the pro forma financial information required pursuant to Article 11 of Regulation S-X at the date of this report. The Company intends to file such pro forma financial information as soon as they become available and in any event not later than November 1, 1997.


         (c)      The following exhibits are attached and filed herewith:

                  Exhibit No.        Description

                  2.1 Stock Purchase Agreement dated as of August 11, 1997, by and among Raytel Medical Corporation, Cardiovascular Ventures, Inc., and the stockholders of Cardiovascular Ventures, Inc., together with the form of the Escrow Agreement attached thereto as Exhibit B and the form of the Contingent Promissory Note attached thereto as Exhibit M.

                                     The above listed agreement contains a list identifying all omitted exhibits and attachments. The Company agrees to furnish supplementally a copy of any omitted exhibits or attachment to the Securities and Exchange Commission upon request.







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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       RAYTEL MEDICAL CORPORATION



Dated:  August 29, 1997                By: /s/ Richard F. Bader
                                          ------------------------------------
                                          Richard F. Bader
                                          Chairman and Chief Executive Officer



















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                                  EXHIBIT INDEX



                  Exhibit No.        Description

                  2.1 Stock Purchase Agreement dated as of August 11, 1997, by and among Raytel Medical Corporation, Cardiovascular Ventures, Inc., and the stockholders of Cardiovascular Ventures, Inc., together with the form of the Escrow Agreement attached thereto as Exhibit B and the form of the Contingent Promissory Note attached thereto as Exhibit M.